EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                         ECHO BAY ANNOUNCES 1997 RESULTS

Tuesday, Feb. 17, 1998 - Echo Bay Mines Ltd. (Amex and TSE: ECO) today reported a 1997 net loss of $57.8 million ($0.46 per share) before a non-recurring provision for impaired assets and other charges of $362.7 million ($2.60 per share). Including the special charges, the loss for the year totaled $420.5 million ($3.06 per share).

              The charges consisted of three previously reported provisions and one announced today. The new one is a year-end 1997 non-cash provision of $36.2 million to write off Echo Bay's entire remaining investment in Santa Elina Mines Corporation. Echo Bay has been attempting since midyear 1997 to sell part or all of the company's non-strategic 58% interest in this gold exploration and development company in Brazil. The market value of this investment dropped precipitously in the wake of the decline in value of many junior exploration companies and the decline in world gold prices to 18-year lows.

              The previously reported provisions for 1997 consisted of $309.8 million in the third quarter to write down impaired assets as part of a major asset reevaluation and downsizing program undertaken by the company in response to gold market conditions, plus provisions totaling $16.6 million for severance costs.

              A year ago, Echo Bay had a net loss of $176.7 million ($1.31 per share), including non-recurring charges of $77.1 million to write off the Alaska-Juneau development project and $30.0 million to provide for waste rock stabilization at the McCoy/Cove mine in Nevada.

RESULTS OF OPERATIONS

              Echo Bay's gold production fell and silver production rose in 1997, as expected, reflecting the planned processing of carbonaceous ores leaner in gold but richer in silver at the McCoy/Cove mine. Echo Bay produced 721,075 ounces of gold in 1997, meeting its gold production target of 700-725,000 ounces. Silver production was 11.0 million ounces, better than the company's target range of 9-10 million ounces. Consolidated cash operating costs were $249 per ounce of gold produced, down from $254 a year ago. This was better than the company's 1997 target of $265-275 per ounce, reflecting a series of company-wide cost reduction programs.

              Echo Bay's revenues fell 9% to $305.4 million in 1997 from $337.3 million in 1996, reflecting the decline in gold prices to 18-year lows. The average price realized by Echo Bay fell by $22 per ounce of gold sold, to $362 per ounce in 1997 from $384 in 1996. Echo Bay's $362 realized price was $30 better than the $332 average spot price per ounce of gold on world markets during 1997, a result of the company's hedging programs.

SIGNIFICANTLY IMPROVED FOURTH QUARTER RESULTS BEFORE SPECIAL CHARGES

              Echo Bay reported significantly improved fourth quarter results, as the company's downsizing program and cost-cutting efforts reduced its net loss to $8.1 million ($0.07 per share) from the year-ago $26.4 million ($0.19 per share) before the special provisions, even though the gold price fell by $67 per ounce to a quarterly average of $309 from $376 a year ago.

              Quarterly cash operating costs were cut to $231 per ounce of gold in 1997 from $279 per ounce a year earlier, despite an 8% reduction in gold production due to the planned processing of lower-grade ores (169,848 ounces vs. 184,029 ounces). Silver production rose 55% to 3.4 million ounces.

SHARPLY REDUCED COSTS

              In the fourth quarter, the company halved its general and administrative expenses at the corporate consolidated level to $2 million, down from $4 million a year earlier. For the full year 1997, these G&A expenses were reduced to $11 million, down from $14 million in 1996. Additional staff reductions and other cost-saving programs implemented in late 1997 are expected to further reduce Echo Bay's consolidated G&A expenses to $9-10 million in 1998.

              In addition, the company reduced by $5 million in 1997 the total cost of corporate technical services, computer systems and other support services provided by the company's corporate office to the producing mines and charged to those mines. These cost savings are reflected in the mines' operating costs per ounce of gold produced.
In 1998, additional cost reductions are expected to total about $6 million.

              Depreciation and amortization expenses decreased to $18 million in the fourth quarter from $23 million a year earlier, primarily a result of the company's write-down of carrying values at three mines in the third quarter of 1997. For the full year, depreciation and amortization totaled $79 million in 1997, down from $86 million in 1996. In 1998, the company expects depreciation and amortization expenses to be in the range of $65-70 million, reflecting lower planned production levels and the 1997 reduction in carrying values.

PROTECTION AGAINST FURTHER GOLD PRICE DECLINES

              With the company's current gold hedge position, Echo Bay will realize a minimum average price of $340 per ounce for its entire planned 1998 gold production, regardless of the spot price of gold. In addition, the company has hedged 298,000 ounces of gold in 1999 at a minimum average price of $370 per ounce.

              The company's 1998 gold hedge position consists of 300,000 ounces of put options at $310 per ounce, 150,000 ounces of put options at $345 per ounce, and 138,000 ounces of gold production hedged at an average price of $387 per ounce through a combination of gold loans and forward sales. Echo Bay paid for its put options largely by selling call options on 150,000 ounces of gold at $399 per ounce and call options on four million ounces of silver at $5.74 per ounce. (Echo Bay's put options give it the right, but not the obligation, to deliver or "put" gold to the options' seller at a predetermined price on a predetermined date. The call options give the holders the right, but not the obligation, to buy or "call" the precious metal from Echo Bay at a predetermined price on a predetermined date.)

              This combination covers a total of 588,000 ounces of gold. Of these, 530,000 ounces are designated for 1998 in order to cover the company's entire planned production of 500-520,000 ounces, guaranteeing a minimum average selling price of $340 per ounce for the year. The remaining 58,000 ounces are scheduled to be rolled forward into the 1999 hedge position as the 1998 put options expire. The 1999 hedge position also includes 240,000 ounces of gold hedged at $382 per ounce through a combination of gold loans and forward sales, guaranteeing Echo Bay a minimum average selling price of $370 per ounce for a total of 298,000 ounces of gold.

              One-quarter of the company's $310 put options expire in each quarter of 1998. Half of its $345 put options and half of its gold call options expire in each of the first two quarters of 1998. The silver call options expire in the fourth quarters of 1998 and 1999.

CASH AND DEBT

              The price of gold on world markets was $289 per ounce on Dec. 31, 1997. At that price, the cash value of the company's gold and silver hedge position was approximately $40 million. The lower the gold price, the more the hedges are worth. In January 1998, Echo Bay harvested $9 million in cash from its hedge position by repurchasing 250,000 ounces of gold forward sales and eliminating 225,000 ounces of contingent gold forwards. The company has no current plans to cash in any more of its hedge position.

              During 1997, Echo Bay reduced its total debt to $67 million, down by $116 million from $183 million a year earlier. At Dec. 31, 1997, the company's current debt was $15 million and its long-term debt was $52 million. Long-term debt includes the present value, $4.2 million, of the Canadian gold mining company's capital securities principal amount, in accordance with Canadian generally accepted accounting principles. The present value of the future interest payments, $95.8 million, is a separate component of shareholders' equity. The $100.0 million of 11% capital securities are due in 2027.

              The company is current in the repayment of all of its debt. The company also expects to have sufficient cash flow to meet its 1998 debt repayment obligations as they come due, regardless of how low the gold price might fall, since the company's hedge position guarantees it a minimum average price of $340 per ounce for its entire planned 1998 gold production.

         Depressed gold prices limit the company's ability to borrow under its revolving credit facility, which is measured at the end of each quarter. For this reason, the company and its lenders are in discussions aimed at restructuring the terms of its existing credit facilities. If these terms are not renewed satisfactorily, and gold prices fall below current levels, it is possible that the company would not be eligible for additional borrowing under the existing facilities and could be required to reduce its outstanding borrowings.

REFOCUSED EXPLORATION PROGRAM

              Echo Bay has refocused its exploration effort, narrowing it to those projects believed to represent the most promising near-term prospects in the company's portfolio, principally those located in the Americas where Echo Bay already has extensive gold mining infrastructure. Particular emphasis is placed on those prospects located near the company's operating mines and development projects, located in Canada, the United States and Mexico - especially Nevada, home of the company's two largest mines.

              To further this strategy, during the year Echo Bay significantly reduced its exploration activities outside the Americas. In the fourth quarter of 1997, exploration and development expenses totaled $7 million, down from $14 million a year earlier. For the full year 1997, exploration and development expenses were $35 million, down from $64 million in 1996.

              With depressed gold prices continuing near 18-year lows, the company has further reduced its 1998 exploration budget to $7 million. The budget will be reviewed if gold prices improve.

ORE RESERVES AT YEAR'S END

              Echo Bay began the year 1997 with 8,573,000 ounces of gold in proven and probable reserves, based on a gold price assumption of $375 per ounce. Year-end 1997 reserves were estimated at a long-term gold price assumption of $350 instead, which reduced ore reserves by an estimated 1% (88,000 ounces). A full year of mining at the company's four producing mines depleted reserves by 880,000 ounces of gold. Ore reserves were reduced by 585,000 ounces by the previously reported adoption of a new mining plan at Round Mountain, which eliminated the mining of large quantities of lower-grade, higher-cost material. The company added 459,000 ounces of gold to reserves through the discovery of additional ore, the upgrading of material from other mineralization, and other minor changes. The net effect was year-end proven and probable reserves of 7,479,000 ounces of gold.

              Silver reserves were 46,525,000 ounces at year-end 1997, down from 53,858,000 ounces at the beginning of the year, after producing 11,021,708 ounces of silver, in large part from stockpiles that contained significantly more silver than had been estimated in reserve calculations.

              The company's other mineralization (called "possible reserves" in Canada) totaled 5,429,000 ounces of gold at the beginning of 1997, based on a gold price assumption of $375 per ounce. The decisions to write off the Kingking project and Santa Elina Mines during 1997 removed 3,510,000 ounces of gold from this category. The company added approximately 300,000 ounces from the discovery of new mineralization during the year. Reducing the gold price assumption to $350 at year-end 1997, along with other modeling changes, reduced other mineralization by another 204,000 ounces. The net effect was year-end other mineralization of 2,015,000 ounces. A detailed breakdown of year-end 1997 ore reserves and other mineralization is given in the table on page 18.

ROUND MOUNTAIN MINE:  NEW MINING PLAN IMPROVES PROFITABILITY AND CASH FLOW

              The 50%-owned Round Mountain mine in Nevada is Echo Bay's largest and lowest-cost gold producer. Echo Bay's share of gold production rose 13% to 54,928 ounces in the fourth quarter of 1997 from 48,739 ounces a year ago. Quarterly cash operating costs were reduced to $213 from $238 per ounce of gold produced.

              For the full year, Echo Bay's 50% share of Round Mountain production rose 16% to 238,840 ounces from 205,487 ounces in 1996. Cash operating costs were reduced to $207 for the full year from $221 in 1996.

              During 1997, Round Mountain adopted a new mining plan that significantly increases cash flow, profitability, and the net present value of the project. The new, optimized open pit design eliminates the mining of more than 250 million tons of waste rock and low-grade, high-cost material over the life of the mine, reducing the up-front waste stripping by approximately 40% and enhancing the economics significantly. Reduced waste stripping brings more ounces into production earlier and decreases cash operating costs, future capital requirements for equipment replacement, and ultimate reclamation costs over the life of the mine.

              The optimized open pit design reduced the mine's year-end 1997 ore reserves by 1,170,000 ounces of gold (Echo Bay's 50% share, 585,000 ounces). This revision will result in planned mining being completed in nine years, with ore processing continuing from stockpiles for another four years, compared with the previous plan of 14 years of mining plus seven years of stockpile processing. However, this life-of-mine plan is based on no more gold being discovered at Round Mountain (which is unlikely, given the growth in reserves seen at the site over the last 12 years).

              During 1997, Round Mountain produced its four millionth ounce of gold since Echo Bay became the operator. The mine had less than half that much gold in total ore reserves - only 1.8 million ounces - when Echo Bay acquired its interest in 1985. With total ore reserves of 7.0 million ounces at year-end 1997, Round Mountain has almost twice as much gold remaining in the ground as the total amount mined in the past 12 years.

              In 1997, Round Mountain completed a new mill to process large quantities of nonoxide ore. Late in the fourth quarter, the mill achieved its design throughput levels of 8,000 tons/day.

Efforts are currently focused on fine-tuning mill operations to achieve targeted recovery levels of as much as 80-85% of the contained gold, roughly double the recovery rates that could be achieved by heap leaching nonoxidized ores.

              Round Mountain's production target for 1998 is 460-480,000 ounces of gold (Echo Bay's 50% share, 230-240,000 ounces).

MCCOY/COVE MINE: CARBONACEOUS ORES LEANER IN GOLD, RICHER IN SILVER

              At McCoy/Cove in Nevada, gold production fell and silver production rose, as expected, reflecting the planned processing of carbonaceous ores leaner in gold but richer in silver. Carbonaceous ore types require more complex processing and have lower gold recovery rates. McCoy/Cove produced 43,134 ounces of gold in the fourth quarter of 1997 as a result, down 36% from 67,513 ounces in the fourth quarter of 1996 and down 31% for the full year 1997 to 187,034 ounces from 271,731 ounces in 1996.

              However, silver grades were significantly higher in 1997 than a year earlier, and silver production rose 55% to 3,379,030 ounces in the fourth quarter of 1997 from 2,185,142 ounces a year ago. For the full year, silver output increased 55% to 11,021,708 ounces from 7,102,348 ounces in 1996.

              Cash operating costs were trimmed to $221 per ounce in the fourth quarter of 1997 from $294 a year earlier. Significant cost savings components include a reduction in labor costs, lower mill reagent consumption, and reductions in a number of services and supplies. For the full year, cash operating costs were $271 per ounce in both years.

              During the year, the McCoy/Cove team was awarded the 1996 Sentinels of Safety Award for operating the safest large surface mine in the United States. Presented annually since 1925, this award is one of mining's most prestigious safety awards. To qualify, a mine must have at least 30,000 injury-free hours of work. The McCoy/Cove team far exceeded that requirement, having worked more than 800,000 employee-hours without a single lost-time injury.

              In January 1998, in response to 18-year lows in the gold price, Echo Bay announced that it is scaling back operations at McCoy/Cove until the gold price improves. Beginning in the first quarter of 1998, costs are expected to be reduced from the full-year 1997 level by implementation of a variety of actions. The 450-person workforce is being reduced by approximately 20%. Mining activities are being refocused on the higher-margin mill ounces from the Cove pit. Remediation work on the Cove pit wall is being postponed until the second half of 1998, subject to an improvement in precious metals prices and other factors. Mining was discontinued in the smaller McCoy pit in December 1997, pending completion of optimization studies aimed at reducing costs. Based on a reengineered McCoy pit design, mining is scheduled to resume at the McCoy pit near the end of the first quarter at a lower cost.

              These actions are expected to reduce McCoy/Cove's 1998 cash operating costs to

$260-270 per ounce of gold produced. The mine's production targets for 1998 are 160-170,000 ounces of gold and 7-8 million ounces of silver.

LUPIN MINE: PRESERVING THE ASSET FOR A BETTER GOLD PRICE

              Production was up and costs were down at Lupin in the Northwest Territories in the fourth quarter from a year earlier, principally due to the non-sustainable processing of higher-grade ore at higher mill throughput rates. Gold production rose 19% to 44,057 ounces from 36,938 ounces. Quarterly cash operating costs were $255 per ounce of gold produced, compared with $343 a year ago.

              For the full year, production totaled 165,335 ounces in 1997, compared with 166,791 ounces in 1996. Cash operating costs were $284 and $299 respectively per ounce of gold produced.

              In January 1998, in response to 18-year lows in the gold price and impending increases in production costs at Lupin, Echo Bay announced that it was temporarily suspending operations at Lupin until the gold price improves. The mine is being placed on "care and maintenance" to maintain its integrity and enable it to reopen when gold prices permit. While operations are temporarily suspended, the company plans to examine opportunities for reducing costs by optimizing Lupin's mining methods and operating procedures. About 500 employees are affected. Annual care and maintenance expenses are anticipated to be about $3 million. The action preserves the resource so that Lupin can be mined profitably when the gold price recovers. The mine has 543,000 ounces of gold in proven and probable reserves, and significant other mineralization with the potential to be upgraded to ore reserves.

KETTLE RIVER MINE: MORE TONS PROCESSED, FULL-YEAR GOLD PRODUCTION RISES

              The Kettle River mine in Washington State produced 27,729 ounces of gold in the fourth quarter, compared with 30,839 ounces a year ago. For the full year, gold production totaled 129,866 ounces, up from 124,910 ounces in 1996. Kettle River processed significantly increased tonnages in the fourth quarter and the full year 1997, helping to offset lower ore grades processed.

              Kettle River mines a series of deposits to feed a central mill. The fifth and sixth deposits, Lamefoot and K-2, are now in concurrent production at a ratio of about 3:1. As expected, cash operating costs rose to $264 per ounce of gold produced in the fourth quarter from $217 a year ago, reflecting higher mining costs and lower grades, along with the increased number of tons mined and milled. Cash operating costs are expected to decline in the first half of this year from the last quarter of 1997 as higher-grade areas of the ore bodies are mined. For the full year 1997, cash operating costs rose to $227 from $201 in 1996.

              Kettle River's production target for 1998 is 100-110,000 ounces of gold.

              Exploration is under way on both the northern extension of the Lamefoot deposit and a new target identified as Zone 7. Additional work is also being done to investigate extensions of the

K-2 deposit to the north and south. The potential remains good to add minable ounces at Kettle River in 1998 and beyond.

1998 PRODUCTION AND COST TARGETS

              With the temporary suspension of operations at Lupin and scaled-back operations at McCoy/Cove, Echo Bay's 1998 company-wide production and cost targets are 500-520,000 ounces of gold and 7-8 million ounces of silver at a cash operating cost of $245-255 per ounce of gold produced.

AQUARIUS: CONSTRUCTION COMPLETED ON UNDERGROUND "FREEZE WALL"

              In 1997, Echo Bay began construction on Aquarius, the company's newest gold mine-to-be, located in the Timmins mining district of Canada. In the fourth quarter, construction was nearly completed on the underground "freeze wall" system designed to keep groundwater out of the open pit. In response to the significant decline in gold prices during the year, the development pace of Aquarius was slowed and further construction is currently being delayed until gold prices improve.

              During 1997, about $40 million was invested in the freeze wall and acquisition of the necessary land rights and permits for Aquarius. When gold prices improve, freezing can be in process while the mill facilities are being built. This will allow the mine to start producing gold more quickly.

              Echo Bay mines gold in North America. The primary markets for its shares are the American and Toronto stock exchanges.

                               # # # # #

Statistical Tables Attached

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements herein that are not historical facts are forward-looking statements. They involve risks and uncertainties that could cause actual results to differ materially from targeted results. These risks and uncertainties include but are not limited to future changes in gold prices and/or production costs, which could render projects uneconomic; ability to access financing; differences in ore grades, recovery rates, and tons mined from those expected; changes in mining and milling rates from currently planned rates; the results of future exploration activities and new exploration opportunities; changes in project parameters as plans continue to be refined; and other factors detailed in the company's filings with the Securities and Exchange Commission.


                                 ECHO BAY MINES

                                  1998 TARGETS



                                                    1998 TARGETS           1997 ACTUALS        1996 ACTUALS
                                                    ------------           ------------        ------------

PRODUCTION AND COSTS:

Gold production:
    Round Mountain (50%)                           230-240,000 oz.          238,840 oz.         205,487 oz.
    McCoy/Cove                                     160-170,000 oz.          187,034 oz.         271,731 oz.
    Lupin                                                --                 165,335 oz.         166,791 oz.
    Kettle River                                   100-110,000 oz.          129,866 OZ.         124,910 OZ.
                                                   ---------------          -----------         -----------
                                                   500-520,000 oz.          721,075 oz.         768,919 oz.

Silver production                                  7-8 million oz.       11.0 million oz.     7.1 million oz.

Cash operating costs                              $245-255 per oz.         $249 per oz.        $254 per oz.


SIGNIFICANT EXPENSES:
Depreciation and amortization                      $65-70 million           $79 million         $86 million
Exploration and development                        $    7 million           $35 million         $64 million
General and administrative                         $ 9-10 million           $11 million         $14 million
Royalties                                          $  8-9 million           $ 8 million         $10 million
Reclamation and mine closure                       $  8-9 million           $ 9 million         $ 6 million
Production taxes                                   $    1 million           $ 1 million         $ 2 million





Please note "Safe Harbor" Statement on page 8.




                                 ECHO BAY MINES

                                   HIGHLIGHTS

----------------------------------------------------------------------------------------------------------------------------
                                                                          Three months                   Twelve months
                                                                          ended Dec. 31                   ended Dec. 31
U.S. dollars                                                         1997            1996            1997            1996
----------------------------------------------------------------------------------------------------------------------------

FINANCIAL DATA
Revenue (millions)                                               $     81.3      $     79.5      $    305.4      $    337.3
Net loss (millions):
    Before special charges /1/                                   $     (8.1)     $    (26.4)     $    (57.8)     $    (69.6)
    After special charges /1/                                    $    (55.5)     $   (103.5)     $   (420.5)     $   (176.7)
----------------------------------------------------------------------------------------------------------------------------
Gold ounces sold /2/                                                183,239         187,753         698,337         777,512
Silver ounces sold /2/                                            3,285,505       2,353,973      10,037,753       7,098,417
----------------------------------------------------------------------------------------------------------------------------
Average price realized:
    Per ounce of gold sold                                       $      349      $      359      $      362      $      384
    Per ounce of silver sold                                     $     5.31      $     5.16      $     5.26      $     5.41
Cash operating costs:
    Per ounce of gold produced                                   $      231      $      279      $      249      $      254
    Per ounce of silver produced                                 $     3.76      $     3.80      $     4.04      $     3.60
----------------------------------------------------------------------------------------------------------------------------
% of revenue from gold                                                   79%             85%             83%             89%
% of revenue from silver                                                 21%             15%             17%             11%
============================================================================================================================

PRODUCTION AND RESERVES
Production (ounces): /2/
    Gold                                                            169,848         184,029         721,075         768,919
    Silver                                                        3,379,030       2,185,142      11,021,708       7,102,348
Reserves (ounces): /3/
    Gold                                                                                          7,479,000       8,573,000
    Silver                                                                                       46,525,000      53,858,000
============================================================================================================================

PER SHARE DATA
Net loss:
    Before special charges /1/                                   $   (0.07)      $    (0.19)     $    (0.46)     $    (0.52)
    After special charges /1/                                    $   (0.41)      $    (0.74)     $    (3.06)     $    (1.31)
Shares outstanding (millions):
    Weighted average /4/                                             139.4            139.4           139.4           134.4
    Period end                                                       139.4            139.4           139.4           139.4
============================================================================================================================

/1/ These charges include provisions of $11.2 million in the fourth quarter of 1997 and $5.4 million in the first three quarters of 1997 for severance costs, $309.8 million in the third quarter of 1997 for impaired assets, $36.2 million in the fourth quarter of 1997 to write off the company's investment in Santa Elina Mines Corporation, $77.1 million in the fourth quarter of 1996 to write off the Alaska-Juneau development project, and $30.0 million in the third quarter of 1996 for pit wall stabilization at the McCoy/Cove mine.
/2/  Amounts sold differ from amounts produced due to inventory changes.
/3/  Proven and probable reserves at the end the year.
/4/ In July 1996, Echo Bay issued 8.8 million common shares in order to increase the company's interest in Santa Elina Mines Corporation to 50% from 7%.



                                 ECHO BAY MINES

                              PRODUCTION AND COSTS

----------------------------------------------------------------------------------------------------------------------------
                                                                Three months                   Twelve months
                                                                ended Dec. 31                   ended Dec. 31
                                                            1997            1996            1997            1996
----------------------------------------------------------------------------------------------------------------------------

GOLD PRODUCTION (OUNCES)
Round Mountain (50%)                                        54,928          48,739         238,840         205,487
McCoy/Cove                                                  43,134          67,513         187,034         271,731
Lupin                                                       44,057          36,938         165,335         166,791
Kettle River                                                27,729          30,839         129,866         124,910
----------------------------------------------------------------------------------------------------------------------------
Total gold                                                 169,848         184,029         721,075         768,919
============================================================================================================================

SILVER PRODUCTION (OUNCES)
McCoy/Cove                                               3,379,030       2,185,142      11,021,708       7,102,348
----------------------------------------------------------------------------------------------------------------------------
Total silver                                             3,379,030       2,185,142      11,021,708       7,102,348
============================================================================================================================

CASH OPERATING COSTS (U.S. DOLLARS PER OUNCE
 OF GOLD PRODUCED)
Round Mountain                                                $213            $238            $207            $221
McCoy/Cove /1/                                                 221             294             271             271
Lupin                                                          255             343             284             299
Kettle River                                                   264             217             227             201
----------------------------------------------------------------------------------------------------------------------------
Company average                                               $231            $279            $249            $254
============================================================================================================================

CONSOLIDATED COSTS (U.S. DOLLARS PER OUNCE
 OF GOLD PRODUCED)
Cash operating costs                                          $231            $279            $249            $254
Royalties                                                        7              11               9              11
Production taxes                                                (1)              3               1               3
----------------------------------------------------------------------------------------------------------------------------
Total cash costs                                               237             293             259             268
Depreciation                                                    49              66              58              64
Amortization                                                    25              37              32              34
Reclamation and mine closure                                    10               8              10               7
----------------------------------------------------------------------------------------------------------------------------
Total production costs                                        $321            $404            $359            $373
============================================================================================================================

/1/ In 1997, cash operating costs per ounce of silver produced at McCoy/Cove were $3.76 and $4.04 for the three-month and twelve-month periods respectively, based on average gold-to-silver price ratios of 58.8:1 and 67.1:1 respectively. In 1996, cash operating costs per ounce of silver produced at McCoy/Cove were $3.80 and $3.60 for the three-month and twelve-month periods respectively, based on average respective price ratios of 77.4:1 and 75.2:1.

                                 ECHO BAY MINES

                         CONSOLIDATED EARNINGS STATEMENT

                                   (Unaudited)

-------------------------------------------------------------------------------------------------------------------------
                                                            Three months                  Twelve months
Thousands of U.S. dollars,                                  ended Dec. 31                  ended Dec. 31
except for per share data                                1997           1996            1997            1996
-------------------------------------------------------------------------------------------------------------------------

Revenue                                                $ 81,326      $  79,544       $ 305,429      $  337,316
-------------------------------------------------------------------------------------------------------------------------
Expenses:
   Operating costs                                       55,115         60,662         213,120         221,126
   Royalties                                              1,651          2,372           8,304           9,625
   Production taxes                                        (288)           691             865           2,440
   Depreciation and amortization                         17,767         22,511          79,316          86,491
   Reclamation and mine closure                           2,220          1,730           8,819           6,298
   General and administrative                             2,005          3,845          10,948          13,577
   Exploration and development                            7,352         14,491          34,927          63,619
   Interest and other /1/                                 3,566           (159)          5,191           3,090
   Provision for impaired assets
      and other charges /2/                              47,410         77,134         362,665         107,134
-------------------------------------------------------------------------------------------------------------------------
                                                        136,798        183,277         724,155         513,400
-------------------------------------------------------------------------------------------------------------------------
Loss before income taxes                                (55,472)      (103,733)       (418,726)       (176,084)
Income tax expense (recovery):
   Current                                                1,811           (454)          2,118             313
   Deferred                                              (1,793)           249            (336)            305
-------------------------------------------------------------------------------------------------------------------------
                                                             18           (205)          1,782             618
-------------------------------------------------------------------------------------------------------------------------

Net loss                                               $(55,490)     $(103,528)      $(420,508)     $ (176,702)
=========================================================================================================================

Loss per share /3/                                     $  (0.41)     $   (0.74)      $   (3.06)     $    (1.31)
=========================================================================================================================

Weighted average number of shares outstanding /4/   139,370,031    139,351,704     139,366,794     134,434,054
=========================================================================================================================

 /1/ Certain prior-period items have been reclassified to conform with the current presentation. A total of $5.4 million of severance costs, which had been recorded in "Interest and other" in the first three quarters of 1997, were reclassified to "Provision for impaired assets and other charges" in the fourth quarter.
 /2/ Includes provisions of $11.2 million in the fourth quarter of 1997 and $5.4 million in the first three quarters of 1997 for severance costs, $309.8 million in the third quarter of 1997 for impaired assets, $36.2 million in the fourth quarter of 1997 to write off the company's investment in Santa Elina Mines Corporation, $77.1 million in the fourth quarter of 1996 to write off the Alaska-Juneau development project, and $30.0 million in the third quarter of 1996 for pit wall stabilization at the McCoy/Cove mine.
 /3/ Echo Bay's financial statements are prepared in accordance with accounting principles generally accepted in Canada. Loss per share equals the sum of the net loss for the period plus the interest on the $100 million capital securities in the period (an amount which is charged directly to the deficit in common shareholders' equity on the company's consolidated balance sheet, rather than being charged to interest on the consolidated earnings statement) divided by the weighted average number of common shares outstanding during the period. The capital securities were issued in March 1997; interest on these securities that was charged to the deficit was $1.6 million and $5.7 million for the three months and twelve months ended Dec. 31, 1997 respectively.
 /4/ In July 1996, Echo Bay issued 8.8 million shares in order to increase the company's interest in Santa Elina Mines Corporation to 50% from 7%.


                                 ECHO BAY MINES

                           CONSOLIDATED BALANCE SHEET

                                   (Unaudited)

--------------------------------------------------------------------------------------------------------------------
                                                                                DEC. 31          Dec. 31
Thousands of U.S. dollars                                                         1997             1996
--------------------------------------------------------------------------------------------------------------------

ASSETS
Current assets:
   Cash and cash equivalents                                                $   16,953        $  103,196
   Short-term investments                                                       10,325                 -
   Interest and accounts receivable                                              5,927             9,739
   Inventories                                                                  41,168            33,941
   Prepaid expenses and other assets                                             5,068             6,573
--------------------------------------------------------------------------------------------------------------------
                                                                                79,441           153,449
Plant and equipment                                                            238,948           233,984
Mining properties                                                              107,820           405,011
Long-term investments and other assets                                           6,558            39,701
--------------------------------------------------------------------------------------------------------------------

                                                                            $  432,767        $  832,145
====================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued liabilities                                 $   82,371        $   72,421
   Income and mining taxes payable                                               3,494             3,651
   Current portion of gold and other financings /1/                             14,779           129,445
   Current portion of deferred income                                            7,461               876
--------------------------------------------------------------------------------------------------------------------
                                                                               108,105           206,393

Long-term gold and other financings /1/                                         51,745            53,478
Long-term deferred income                                                       54,708             1,581
Other long-term obligations                                                     56,607            69,992
Deferred income taxes                                                            7,941             8,392

Common shareholders' equity:
   Common shares                                                               709,593           709,534
   Capital securities                                                           95,753                 -
   Deficit                                                                    (631,320)         (201,931)
   Foreign currency translation                                                (20,365)          (15,294)
--------------------------------------------------------------------------------------------------------------------
                                                                               153,661           492,309
====================================================================================================================

                                                                            $  432,767        $  832,145
====================================================================================================================

/1/ Total gold and other financings were $66.5 million at Dec. 31, 1997 (including current portion of $14.8 million), down $116.4 million from $182.9 million at Dec. 31, 1996 (including current portion of $129.4 million).

                                  ECHO BAY MINES
                       CONSOLIDATED STATEMENT OF CASH FLOW
                                   (Unaudited)

----------------------------------------------------------------------------------------------------------------------------
                                                             Three months                   Twelve months
                                                             ended Dec. 31                   ended Dec. 31
Thousands of U.S. dollars                                 1997            1996            1997             1996
----------------------------------------------------------------------------------------------------------------------------

CASH PROVIDED BY (USED IN):

OPERATING ACTIVITIES
Net loss                                               $ (55,490)     $ (103,528)     $ (420,508)      $ (176,702)
Add (deduct):
   Depreciation and amortization                          17,767          22,511          79,316           86,491
   Non-cash portion of exploration
      and development expense                                  -             201             436            7,035
   Deferred income taxes                                  (1,793)            249            (336)             305
   Gain on sale of assets                                 (7,734)         (2,086)         (8,847)          (4,469)
   Non-cash portion of provision for impaired
      assets and other unusual charges                    45,982          77,134         355,782          107,134
   Other                                                   5,465           4,457          (6,316)           5,970
Change in cash invested in operating assets and
    liabilities:
   Interest and accounts receivable                       12,034          (1,796)          2,178             (184)
   Inventories                                             6,354           6,464          (5,753)           1,368
   Prepaid expenses and other assets                         546             607           2,812             (361)
   Accounts payable and other liabilities                 (4,457)         11,029          (8,824)           3,245
   Income and mining taxes payable                         1,066            (577)            856               69
----------------------------------------------------------------------------------------------------------------------------
                                                          19,740          14,665          (9,204)          29,901
----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Currency borrowings                                       15,538               -          15,538           34,714
Debt repayments                                           (4,164)        (29,294)       (131,749)         (38,179)
Equity portion of interest on capital securities          (4,270)              -          (4,270)               -
Capital securities issued, net of issuance costs               -               -          96,700                -
Common share dividends                                         -          (5,225)              -          (10,120)
Common shares issued on acquisition
   of Santa Elina, net of issuance costs                       -               -               -           85,801
Common share issues, net of issuance costs                     -              23              59            4,768
Other                                                       (112)              -            (296)               -
----------------------------------------------------------------------------------------------------------------------------
                                                           6,992         (34,496)        (24,018)          76,984
----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Mining properties, plant and equipment                   (20,455)        (28,184)       (112,001)        (103,667)
Proceeds on repurchase of the company's:
   Gold and silver forward sales                               -               -          54,963               -
   Gold swap                                                   -               -           8,107               -
   Foreign exchange contracts                                  -               -           5,995               -
Cost of Santa Elina acquisition                                -          (6,000)              -          (97,069)
Short-term investments                                     3,089               -           3,089               -
Long-term investments and other assets                     1,640           3,818         (21,626)          (3,499)
Proceeds on sale of long-term investments                      -           8,259           7,894           13,809
Other                                                         37              95             558              894
----------------------------------------------------------------------------------------------------------------------------
                                                         (15,689)        (22,012)        (53,021)        (189,532)
----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents      11,043         (41,843)        (86,243)         (82,647)
Cash and cash equivalents, beginning of period             5,910         145,039         103,196          185,843
----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period               $  16,953      $  103,196      $   16,953       $  103,196
============================================================================================================================



                                  ECHO BAY MINES

                               MINE OPERATING DATA

-------------------------------------------------------------------------------------------------------------------------------
                                                         Three months                       Twelve months
                                                         ended Dec. 31                       ended Dec. 31
U.S. dollars, except where indicated                 1997              1996              1997              1996
-------------------------------------------------------------------------------------------------------------------------------

ROUND MOUNTAIN MINE (50% OWNED)
Gold produced (ounces):
   Reusable heap leach pad (50%)                     29,607            25,067            134,259           115,710
   Dedicated heap leach pad (50%)                    21,159            22,137             97,779            83,502
   Milling (50%)                                      3,205                 -              3,205                 -
   Other (50%)                                          957             1,535              3,597             6,275
                                                 ----------        ----------         ----------        ----------
      Total (50%)                                    54,928            48,739            238,840           205,487
Ore and waste mined (tons) (100%)                17,162,000        17,167,000         70,787,000        58,035,226
Mining cost/ton of ore and waste                 $     0.60        $     0.64         $     0.65        $     0.69
Heap leaching cost/ton of ore                    $     0.57        $     0.84         $     0.61        $     0.80
Milling cost/ton of ore                          $     4.38                 -         $     4.38                 -
Production cost per ounce of gold produced:
   Direct mining expense                         $      230        $      242         $      208        $      228
   Deferred stripping cost                               (9)              (11)                 2                (2)
   Inventory movements and other                         (8)                7                 (3)               (5)
                                                 ----------        ----------         ----------        ----------
      Cash operating cost                               213               238                207               221
   Royalties                                             17                30                 22                32
   Production taxes                                       3                 4                  4                 4
                                                 ----------        ----------         ----------        ----------
      Total cash cost                                   233               272                233               257
   Depreciation                                          40                53                 39                51
   Amortization                                          18                18                 18                18
   Reclamation and mine closure                           7                 5                  7                 5
                                                 ----------        ----------         ----------        ----------
      Total production cost                      $      298        $      348         $      297        $      331
                                                 ==========        ==========         ==========        ==========
Milled:
   Ore processed (tons/day)(100%)                     3,108                 -                N.A.                -
   Gold grade (ounce/ton)                             0.041                 -              0.041                 -
   Gold recovery rate (%)                              60.0                 -               60.0                 -
Reusable heap leach pad:
   Ore processed (tons/day) (100%)                   24,956            27,475             26,608            27,737
   Grade (ounce/ton)                                  0.039             0.034              0.036             0.036
   Recovery rate (%)                                   71.3              62.8               74.9              66.1
Dedicated heap leach pad:
   Ore processed (tons/day) (100%)                  131,318            71,497            107,716            87,706
   Grade (ounce/ton)                                  0.010             0.010              0.010             0.011
   Recovery rate /1/

MCCOY/COVE MINE (100% OWNED)
Gold produced (ounces):
   Milled                                            26,199            49,500            131,905           204,897
   Heap leached                                      16,935            18,013             55,129            66,834
                                                 ----------        ----------         ----------        ----------
      Total gold                                     43,134            67,513            187,034           271,731
Silver produced (ounces):
   Milled                                         3,271,128         2,055,354         10,624,780         6,589,121
   Heap leached                                     107,902           129,788            396,928           513,227
                                                 ----------        ----------         ----------        ----------
      Total silver                                3,379,030         2,185,142         11,021,708         7,102,348
Ore and waste mined (tons)                       11,294,410        14,437,255         53,998,672        63,255,253
Mining cost/ton of ore and waste                 $     0.78        $     0.78         $     0.74        $     0.72
Milling cost/ton of ore                          $     8.26        $     8.80         $     8.82        $     9.50
Heap leaching cost/ton of ore                    $     1.81        $     1.80         $     1.70        $     1.68

                                      -15-

                                  ECHO BAY MINES

                         MINE OPERATING DATA (CONTINUED)

-------------------------------------------------------------------------------------------------------------------------------
                                                         Three months                       Twelve months
                                                         ended Dec. 31                       ended Dec. 31
U.S. dollars, except where indicated                 1997              1996              1997              1996
-------------------------------------------------------------------------------------------------------------------------------

MCCOY/COVE MINE (CONTINUED)
Production cost per ounce of gold produced: /2/
   Direct mining expense                               $221              $272               $276              $286
   Deferred stripping cost                               (3)               (5)               (10)              (16)
   Inventory movements and other                          3                27                  5                 1
                                                 ----------        ----------         ----------        ----------
      Cash operating cost                               221               294                271               271
   Royalties                                              3                 5                  3                 5
   Production taxes                                      (5)                4                 (1)                4
                                                 ----------        ----------         ----------        ----------
      Total cash cost                                   219               303                273               280
   Depreciation                                          51                67                 66                71
   Amortization                                          40                46                 44                46
   Reclamation and mine closure                           9                10                 10                 8
                                                 ----------        ----------         ----------        ----------
      Total production cost                            $319              $426               $393              $405
                                                 ==========        ==========         ==========        ==========
Average gold-to-silver price ratio /2/               58.8:1            77.4:1             67.1:1            75.2:1
Milled:
   Ore processed (tons/day)                           9,288             9,859              9,315             9,031
   Gold grade (ounce/ton)                             0.056             0.056              0.061             0.086
   Silver grade (ounce/ton)                            5.48              2.44               4.54              3.14
   Gold recovery rate (%)                              54.8              73.1               64.3              79.5
   Silver recovery rate (%)                            66.7              73.2               69.7              73.5
Heap leached:
   Ore processed (tons/day)                          15,631            16,972             17,840            16,671
   Gold grade (ounce/ton)                             0.022             0.013              0.018             0.018
   Silver grade (ounce/ton)                            0.40              0.20               0.29              0.27
   Recovery rates /1/

LUPIN MINE (100% OWNED)
Gold produced (ounces)                               44,057            36,938            165,335           166,791
Tons of ore mined and milled                        193,738           175,440            788,704           768,276
Mining cost/ton of ore (Cdn dollars)                C$44.05           C$48.10            C$46.09           C$44.08
Milling cost/ton of ore (Cdn dollars)               C$11.34           C$12.52            C$11.77           C$12.39
Production cost per ounce of gold produced:
   Direct mining expense (Cdn dollars)                C$358             C$464              C$381             C$411
   Deferred mine development cost (Cdn dollars)           -                (2)                13                (4)
   Inventory movements and other (Cdn dollars)            -                 1                 (1)                1
                                                 ----------        ----------         ----------        ----------
      Cash operating cost (Cdn dollars)               C$358             C$463              C$393             C$408
      Cash operating cost (U.S. dollars)             US$255            US$343             US$284            US$299
   Royalties                                              -                 -                  -                 -
   Production taxes                                       -                 -                  -                 -
                                                 ----------        ----------         ----------        ----------
      Total cash cost                                   255               343                284               299
   Depreciation                                          64                81                 71                71
   Amortization                                          12                29                 24                21
   Reclamation and mine closure                          14                 8                 14                 8
                                                 ----------        ----------         ----------        ----------
      Total production cost                          US$345            US$461             US$393            US$399
                                                 ==========        ==========         ==========        ==========
Milled:
   Ore processed (tons/day)                           2,129             1,928              2,167             2,111
   Total tons milled                                193,738           175,440            788,704           768,276
   Grade (ounce/ton)                                  0.244             0.228              0.226             0.235
   Recovery rate (%)                                   93.2              92.3               92.6              92.5

                                      -16-

                                ECHO BAY MINES

                         MINE OPERATING DATA (CONTINUED)

-------------------------------------------------------------------------------------------------------------------------------
                                                         Three months                       Twelve months
                                                         ended Dec. 31                       ended Dec. 31
U.S. dollars, except where indicated                 1997              1996              1997              1996
-------------------------------------------------------------------------------------------------------------------------------


KETTLE RIVER MINE (100% OWNED)
Gold produced (ounces)                               27,729            30,839           129,866           124,910
Tons of ore mined and milled                        189,556           171,212           771,002           601,468
Mining cost/ton of ore                           $    22.25        $    20.79         $   21.53         $   21.12
Milling cost/ton of ore                          $    10.82        $    10.65         $   10.58         $   11.96
Production cost per ounce of gold produced:
   Direct mining expense                         $      267        $      185         $     231         $     190
   Deferred mine development cost                         -                 -                 -                 -
   Inventory movements and other                         (3)               32                (4)               11
                                                 ----------        ----------         ----------        ----------
      Cash operating cost                               264               217               227               201
   Royalties                                             13                15                14                10
   Production taxes                                       1                 2                 2                 2
                                                 ----------        ----------         ----------        ----------
      Total cash cost                                   278               234               243               213
   Depreciation                                          38                60                54                59
   Amortization                                           5                45                36                45
   Reclamation and mine closure                          12                 8                12                 8
                                                 ----------        ----------         ----------        ----------
      Total production cost                      $      333        $      347         $     345         $     325
                                                 ==========        ==========         ==========        ==========
Milled:
   Ore processed (tons/day)                           2,083             1,881             2,118             1,652
   Total tons milled                                189,556           171,212           771,002           601,468
   Grade (ounce/ton)                                  0.177             0.207             0.197             0.240
   Recovery rate (%)                                   82.9              87.2              85.4              86.5
-------------------------------------------------------------------------------------------------------------------------------

/1/ Recovery rates on dedicated pads can only be estimated, as actual recoveries will not be known until leaching is complete. At the McCoy/Cove mine, the gold recovery rate is estimated at 68% for crushed ore and 48% for uncrushed, run-of-mine ore, and the silver recovery rate is estimated at 35% for crushed ore and 10% for uncrushed, run-of-mine ore. At the Round Mountain mine, the gold recovery rate on the dedicated heap leach pad is estimated at 50%.
/2/ To convert costs per ounce of gold into comparable costs per ounce of co-product silver, divide by the period's average gold-to-silver price ratio.

                                 ECHO BAY MINES
                      ORE RESERVES AND OTHER MINERALIZATION

----------------------------------------------------------------------------------------------------------------------------------
PROVEN AND PROBABLE RESERVES/1/                              1997                                        1996
                                             --------------------------------------   --------------------------------------------

                                               TONS/2/      GRADE/3/     CONTENT/4/       Tons/2/       Grade/3/     Content/4/
                                               (000)       (oz/ton)      (000 oz)         (000)        (oz/ton)       (000 oz)
----------------------------------------------------------------------------------------------------------------------------------

GOLD
    PRODUCING MINES:
      Round Mountain (50%)                   200,663          0.018       3,519          238,255         0.019          4,525
      McCoy/Cove                              24,737          0.037         915           35,379         0.033          1,183
      Lupin                                    2,018          0.269         543            1,576         0.281            443
      Kettle River                             1,734          0.196         339            1,987         0.186            370
----------------------------------------------------------------------------------------------------------------------------------
                                                                          5,316                                         6,521
----------------------------------------------------------------------------------------------------------------------------------

    DEVELOPMENT PROPERTIES OWNED:/5/
      Aquarius                                19,977          0.064       1,274           21,730         0.059          1,277
      Paredones Amarillos (60%)               28,196          0.032         889           23,972         0.032            775
----------------------------------------------------------------------------------------------------------------------------------
                                                                          2,163                                         2,052
----------------------------------------------------------------------------------------------------------------------------------
    Total gold                                                            7,479                                         8,573
----------------------------------------------------------------------------------------------------------------------------------

SILVER
    PRODUCING MINES:
      McCoy/Cove                              24,737           1.88      46,525           35,379          1.52         53,858
----------------------------------------------------------------------------------------------------------------------------------
    Total silver                                                         46,525                                        53,858
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
OTHER MINERALIZATION/1/                                                      1997                                         1996
                                      ------------------------------------------------------------------------------  ------------
                                           MEASURED AND INDICATED                    INFERRED
                                      ---------------------------------   -------------------------------
                                                                                                            TOTAL        TOTAL
                                        TONS/2/   GRADE/3/   CONTENT/4/    TONS/2/   GRADE/3/  CONTENT/4/ CONTENT/4/    CONTENT/4/
                                        (000)    (oz/ton)    (000 oz)      (000)    (oz/ton)   (000 oz)   (000 oz)      (000 oz)
----------------------------------------------------------------------------------------------------------------------------------
GOLD
   PRODUCING MINES:
     Round Mountain (50%)             22,439      0.018         398        48,693     0.015       731        1,129          782
     McCoy/Cove                                                  --           635     0.025        16           16           42
     Lupin                               485      0.345         167           200     0.269        54          221          434
     Kettle River                                                --           149     0.174        26           26           51
-----------------------------------------------------------------------------------------------------------------------------------
                                                                565                               827        1,392        1,309
-----------------------------------------------------------------------------------------------------------------------------------
   DEVELOPMENT PROPERTIES:/5/
     Aquarius                                                    --           826     0.062        51           51           --
     Paredones Amarillos (60%)                                   --           399     0.018         7            7           --
     Ulu                                                         --         1,509     0.374       565          565          610
     Chapada (50%)/6/                                            --                                --           --          660
     Kingking (75%)/6/                                           --                                --           --        2,850
-----------------------------------------------------------------------------------------------------------------------------------
                                                                 --                               623          623        3,510
-----------------------------------------------------------------------------------------------------------------------------------
   Total gold                                                   565                             1,450        2,015        5,429
-----------------------------------------------------------------------------------------------------------------------------------
SILVER
   PRODUCING MINES:
     McCoy/Cove                                                  --           635     0.986       626          626        2,001
-----------------------------------------------------------------------------------------------------------------------------------
   Total silver                                                  --                               626          626        2,001
-----------------------------------------------------------------------------------------------------------------------------------




/1/ Echo Bay's share, estimated at year-end. Estimates for 1997 are based on a long-term gold price assumption of $350 per ounce and long-term silver price assumption of $5.00 per ounce. Estimates for 1996 were based on a $375 gold price assumption and $5.00 silver price assumption. If 1997 estimates were to be based on a $375 gold price assumption (with no change in the silver price), Echo Bay believes that ore reserves would be approximately 3% higher. If 1997 estimates were to be based on a gold price assumption as low as $300 per ounce (with no change in the silver price), Echo Bay believes that ore reserves would be approximately 16% lower.

/2/ To convert from tons to tonnes, multiply by 0.90718. To convert from tonnes to tons, divide by 0.90718.

/3/ To convert grade from ounces/ton to grams/tonne, multiply by 34.2857. To convert grade from grams/tonne to ounces/ton, multiply by 0.029167.

/4/ To convert content from ounces to tonnes, divide by 32,150.8. To convert content from tonnes to ounces, multiply by 32,150.8.

/5/ Assumes successful completion of permitting and financing for each property.

/6/  Echo Bay wrote off its investments in Chapada and Kingking in 1997.

                                      -18-